EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green	Chane Graziano
President	CEO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com
Tel: 508 893 8999
Fax: 508 429 8478

Harvard Bioscience Announces Resignation of Chief Financial Officer

Holliston, MA, April 25, 2008//— Harvard Bioscience, Inc. (Nasdaq: HBIO), announced that on April 23, 2008, Bryce Chicoyne resigned as its Chief Financial Officer. Mr. Chicoyne’s resignation is effective May 9, 2008. Mr. Chicoyne will continue to work with us, assisting us with transitional matters and the completion of our quarterly reporting process for the first quarter. Mr. Chicoyne has accepted the position of CFO at another company and his resignation did not relate to any disagreements with us on any matter related to our operations, policies or practices.

Beginning on May 9, 2008, Susan Luscinski, in addition to her responsibilities as Chief Operating Officer, will serve as our principal financial officer on an interim basis to succeed Mr. Chicoyne. Prior to her current role as COO, Ms. Luscinski served as our Chief Financial Officer from August 2001 until August 2004 and Vice President of Finance and Administration from May 1999 until August 2001. Ms. Luscinski served in various other positions at our company and its predecessor since January 1985.

“We would like to thank Bryce for all of his services during his tenure with the Company, including his important role in assisting in our implementation procedures to comply with Section 404 of the Sarbanes-Oxley Act. We believe he has created a strong finance team and reporting infrastructure, and we wish him well in his future endeavors. We are also fortunate to be able to reach out to Sue Luscinski, who has previously served as our CFO, to assist us with this critical role while we actively search for a new CFO,” said Chane Graziano, Chief Executive Officer of Harvard Bioscience.

About Harvard Bioscience

Harvard Bioscience (“HBIO”) is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries primarily through its 900 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Spain and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.